Exhibit 10.3
WESTERN GAS HOLDINGS, LLC
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
SECTION 1. Purpose of the Plan and Amendment.
     WHEREAS, the Western Gas Holdings, LLC Equity Incentive Plan (the “Plan”) was adopted by Western Gas Holdings, LLC, a Delaware limited liability company (the “Company”) and the general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), effective as of April 2, 2008;
     WHEREAS, the Plan is intended to promote the interests of the Company and its indirect parent, Anadarko Petroleum Corporation (“Anadarko”), by providing incentive compensation to key executives of the Company or one of its Affiliates to encourage superior performance;
     WHEREAS, the Company desires to amend and restate the Plan prior to December 31, 2008 in order to comply with Internal Revenue Service regulations, notices and guidelines promulgated under Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, the incentive compensation granted to key executives pursuant to the Plan is intended to provide such executives with the notional equivalent of an ownership interest in the Company.
     NOW THEREFORE, the Plan is amended and restated in its entirety to read as follows:
SECTION 2. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Award” means a Unit Appreciation Right, a Unit Value Right and a DER granted under the Plan.
     “Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.
     “Board” means the Board of Directors of the Company.
     “Change in Capitalization” means any increase in the aggregate capital contributions of the members of the Company, any change (including, without limitation, in the case of a dividend or other distribution in respect of member interests, a change in value) in the member interests or any exchange of member interests for a different number or kind of shares of ownership or other securities of the Company or another entity, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights, stock dividend, stock split or reverse stock split, property dividend, or combination or exchange of member interests, repurchase of member interests, change in corporate structure or otherwise. The following events shall be considered a Change in Capitalization for the purposes of this Plan, but shall not represent all scenarios for which a Change in Capitalization could be deemed to have occurred: (a) the issuance by the Company or any of its Affiliates of other ownership interests in the Company; (b) the sale, transfer or dividend/distribution of assets, member interests or other securities (including Partnership units) representing more than five percent (5%) of the value of the Company’s total assets as determined at the end of the most recently completed month, including but not limited to any sale or transfer by the Company of the Partnership’s general partner interest, the Partnership’s incentive distribution rights or any Class B units or common units received from the Partnership as a result of the Company’s election to exercise the incentive distribution rights reset option under the Partnership Agreement; and (c) an initial public offering by the Company (or its successor in interest, including in the event the Company has changed its structure to a corporation or partnership) which may not otherwise constitute a Change of Control of the Company.
     “Change of Control” shall mean the occurrence of either of the following after the effective date of the Plan with respect to either Anadarko or the Company:
     Change of Control of Anadarko:
     (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Anadarko (the “Outstanding Anadarko Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Anadarko entitled to vote generally in the election of directors (the “Outstanding Anadarko Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control of Anadarko: (i) any acquisition directly from Anadarko, (ii) any acquisition by Anadarko, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Anadarko or any corporation controlled by Anadarko or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
     (b) individuals who, as of the effective date of the Plan, constitute the Anadarko Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Anadarko Board of Directors; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by Anadarko’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Anadarko Board of Directors; or
     (c) consummation by Anadarko of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Anadarko or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Anadarko Common Stock and Outstanding Anadarko Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Anadarko or all or substantially all of Anadarko’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Anadarko Common Stock and Outstanding Anadarko Voting Securities, as the case may be, (ii) no person (excluding any employee benefit plan (or related trust) of Anadarko or such corporation resulting from such Business Combination) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Anadarko Board of Directors, providing for such Business Combination; or
     (d) approval by the stockholders of Anadarko of a complete liquidation or dissolution of Anadarko.
     While an Award granted under this Plan is not expected or intended to constitute deferred compensation within the meaning of Section 409A, if an Award does constitute deferred compensation, the definition of “Change of Control” shall mean a change in the ownership or effective control of Anadarko, or in the ownership of a substantial portion of the assets of Anadarko as defined in Section 409A, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A, as determined by the Committee.
     Change of Control of the Company:
     (a) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;
     (b) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company; or
     (c) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate of the Company.

     While an Award granted this Plan is not intended or expected to constitute deferred compensation within the meaning of Section 409A, if an Award does constitute deferred compensation, the definition of “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A, as determined by the Committee.
     “Committee” means the Board or a committee of the Board appointed to administer the Plan.
     “DCF Valuation” means the aggregate dollar value derived by applying a discounted cash flow methodology to all cash flows inuring to the Company’s benefit, including but not limited to the cash flow related to assets owned by the Company related to the Partnership (including but not limited to all incentive distribution rights (“IDRs”), general partner units, common units, subordinated units, and Class B units (if any)), calculated according to the following general description, but in any case subject to the sole discretion and determination of the Committee:
     (a) Cash available for distribution to all unitholders of the Partnership in the current (or most recent) quarter will be multiplied by 4.0 to arrive at an annualized distribution amount. Contractual IDR payments from the Partnership (with splits determined assuming the calculated annualized distribution above) will be calculated and applied to determine the relative general partner and limited partner dollar payout amounts from such annualized distribution; and
     (b) Expected annual distributions to all unitholders of the Partnership for each of the next four years will then be calculated by using the annualized growth rate in the distribution from the prior year, determined by comparing the annualized distribution calculated in clause (a) above to the actual distribution paid in the prior year; and
     (c) Expected IDR payments from the Partnership in each of the next four years (with splits determined by the amount of such future expected distributions) will be calculated and applied to determine the relative general partner and limited partner dollar payout amounts from such future expected distributions; and
     (d) A terminal value will be calculated as of the fourth year based on the expected cash payout to the general partner in year 4, multiplied by a number to be determined by the Committee at the time of calculation, and a discount rate to be determined by the Committee at the time of calculation; and
     (e) The present value of all of the cash flows determined in the above paragraphs will be determined, utilizing a discount rate to be determined by the Committee at the time of calculation.
     Any growth rate or discount rate used to determine the DCF Valuation shall comply with the reasonableness requirements of Treasury Regulation § 1.409A-1(b)(5).
     “DER” means a distribution equivalent right which, upon the occurrence of a DER Payment Event, entitles the Participant to receive an amount of cash equal to the Value of a DER payable at the time specified in an Award Agreement.
     “DER Payment Event” shall have the meaning specified in an Award Agreement.
     “Determined Value” means, as of any relevant date, the then-current value of the Company as determined by the Committee; provided that, (a) prior to an initial public offering by the Company, such value shall equal (i) the DCF Valuation amount, plus (ii) any other value related to any other assets of the Company, which value has not otherwise been captured by the DCF Valuation methodology, less (iii) indebtedness of the Company, if any, and (b) on or after the closing of an initial public offering of the Company such value shall equal the aggregate equity value of the Company as determined using the market price of the Company’s equity securities.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive” means an executive officer of the Company or an Affiliate thereof.
     “Expiration Date” means the Expiration Date specified in an Award Agreement.
     “Fundamental Change” means: (a) the Company ceases to be the general partner of the Partnership or transfers all or any portion of its general partner interest or any units reflecting such interest; or (b) the Company ceases to hold the IDRs (or any Class B units or common units received from the Partnership in exchange for IDRs).
     “Grant Date” means the Grant Date specified in an Award Agreement.
     “Participant” means an Executive granted an Award under this Plan.
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
     “Payment Event” shall have the meaning specified in an Award Agreement
     “Permanent Value Impairment” shall occur if, in the Committee’s good faith determination, there has been a material adverse change (i) with respect to the Partnership’s long-term growth projections, (ii) resulting in a determination that an initial public offering by the Company is no longer expected to occur, or (iii) with respect to any other events expected to result in a continuing long-term reduction in the value of the Company. For the avoidance of doubt, adverse changes resulting from market conditions occurring from time to time, or short-term or temporary changes in the operating or financial results of the Partnership, will not constitute a Permanent Value Impairment.
     “Plan” has the meaning set forth in the first paragraph hereof and includes all provisions of any Award Agreement evidencing an Award issued to a Participant.
     “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

     “SEC” means the Securities and Exchange Commission, or any successor thereto.
     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder and applicable Internal Revenue Service notices and guidelines.
     “Unforeseeable Emergency” has the meaning set forth in Section 409A. The determination of an event as an Unforeseeable Emergency shall be made by the Committee, at its sole discretion; provided however, the Committee shall comply with the requirements of Section 409A in coming to such determination.
     “Unit Appreciation Right” means a notional unit granted under the Plan which, upon exercise by a Participant, entitles the Participant to receive an amount of cash equal to the Value of a Unit Appreciation Right, payable at the time specified in an Award Agreement.
     “Unit Appreciation Right Exercise Price” means the dollar value specified in an Award Agreement but in no event less than the fair value of the notional unit on the Grant Date.
     “Unit Appreciation Right Payment Event” shall have the meaning specified in an Award Agreement.
     “Unit Appreciation Right Vesting Event” shall have the meaning specified in an Award Agreement.
     “Unit Value Right” means a notional unit granted under the Plan which, upon the vesting of such Unit Value Right, entitles the Participant to receive an amount of cash equal to the Value of a Unit Value Right payable at the time specified in an Award Agreement.
     “Unit Value Right Payment Event” shall have the meaning specified in an Award Agreement.
     “Value of a DER” means a dollar amount equal to the amount derived by dividing (i) the value of the dividends or other distributions made by the Company to its member(s) from the Grant Date of such DER through the DER Payment Event (other than the value of any dividends or other distributions made by the Company that result in a Change of Capitalization or a Fundamental Change) by (ii) one million (1,000,000).
     “Value of a Unit Appreciation Right” means a dollar amount equal to the excess of (i) an amount calculated by dividing (a) the then-current Determined Value as of the Unit Appreciation Right Payment Event by (b) one million (1,000,000), over (ii) the Unit Appreciation Right Exercise Price.
     “Value of a Unit Value Right” means a dollar amount equal to the lesser of: (i) the dollar value specified in an Award Agreement; or (ii) if a Permanent Value Impairment has occurred, the dollar value calculated by dividing (a) the Determined Value as of the Unit Value Right Payment Event by (b) one million (1,000,000).

SECTION 3. Administration.
     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Unit Appreciation Rights, Unit Value Rights and DERs to be covered by Awards; (iii) determine the terms and conditions of any Award; (iv) interpret and administer the Plan and any instrument or agreement relating to a grant made under the Plan; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Subject to Section 7 of the Plan, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award. The determinations of the Committee will be made in such a manner that will ensure that no Award granted under this Plan will constitute deferred compensation within the meaning of Section 409A. In the event an Award does constitute deferred compensation, the terms of this Plan shall operate or be construed to cause such Award to comply with Section 409A, but only to the extent necessary to comply with Section 409A, as determined by the Committee.
          SECTION 4. Unit Appreciation Rights, Unit Value Rights and DERs.
     (a) Limits on Unit Appreciation Rights, Unit Value Rights and DERs Granted. Subject to adjustment as provided in Section 4(b), the number of Unit Appreciation Rights and Unit Value Rights and DERs that may be granted under the Plan is one hundred thousand (100,000) Unit Appreciation Rights, one hundred thousand (100,000) Unit Value Rights and one hundred thousand (100,000) DERs. However, if any Award is forfeited, cancelled or otherwise terminates or expires without payment, the Unit Appreciation Rights, the Unit Value Rights and the DERs that are the subject of such Award shall again be available for grants under other Awards.
     (b) Adjustments.
          (i) In the event of a Change in Capitalization, the Committee shall, in such manner as it may deem equitable in preventing the valuation dilution or enlargement of the potential benefits intended to be provided with respect to all Awards granted under this Plan, adjust the number of Unit Appreciation Rights, Unit Value Rights and DERs (or other securities or property) with respect to which Awards are then outstanding and Awards that may be granted in the future. No adjustments may be made under this Section (absent the written consent of the

Participant) that would, in any respect, reduce the value of any Participant’s Award.
          (ii) In the event of a Fundamental Change, the Committee shall, in such manner as it may deem equitable to prevent the substantial dilution of benefits intended to be provided with respect to all Awards granted under this Plan, take all available action to preserve such benefits, including, to the extent possible, by replacing Awards under this Plan with similar awards at Affiliates of the Company that have succeeded the Company as a result of the Fundamental Change; provided, however, that any such action shall comply with Section 409A.
          (iii) Thirty (30) days prior to a Change of Capitalization or a Fundamental Change, the Company shall provide written notice by certified mail, return receipt requested (or the equivalent thereof) to each Participant that holds a vested Unit Appreciation Right of such Change of Capitalization or Fundamental Change.
SECTION 5. Eligibility.
     Any Executive who performs services for the benefit of the Company shall be eligible to be granted an Award under the Plan by the Committee.
SECTION 6. Awards.
     (a) Grant of Unit Appreciation Rights, Unit Value Rights and DERs. The Committee shall have the authority to determine the Executives to whom Unit Appreciation Rights, Unit Value Rights and DERs shall be granted and the number of Unit Appreciation Rights, Unit Value Rights and DERs to be granted to each such Participant. Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any award granted under any other plan of the Company or any of its Affiliates. Any Award of Unit Appreciation Rights must be matched with a corresponding amount of Unit Value Rights and DERs.
     (b) Restrictions. The Committee shall have the authority to determine the time period over which the Unit Appreciation Rights, Unit Value Rights and DERs shall be restricted and/or the conditions (including but not limited to any performance metrics), if any, under which the Unit Appreciation Rights, Unit Value Rights and DERs may become unrestricted or forfeited.
     (c) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, up to a maximum period of ten years.
     (d) Consideration for Grants. Awards may be granted for such consideration (including services) as the Committee determines.
     (e) Vesting. A Participant’s rights to Unit Appreciation Rights, Unit Value Rights and DERs received pursuant to an Award shall vest in accordance with the terms of an Award Agreement. Unit Appreciation Rights, Unit Value Rights and DERs that have vested pursuant to the terms of an Award Agreement shall not be subject to forfeiture by the Participant, unless otherwise set forth in such Award Agreement.
     (f) Payment of Awards. Award payments shall be made in the form of a lump sum cash payment to a Participant in an amount equal to the Value of a Unit Appreciation Right for each Unit Appreciation Right, plus the Value of a Unit Value Right for each Unit Value Right, plus the Value of a DER for each DER, less applicable withholding taxes as provided in Section 8(c). Such payment(s) shall be made within the time period described in an Award Agreement.
     (g) Forfeitures. Except as otherwise provided in the terms of an Award Agreement, all of a Participant’s Unit Appreciation Rights, Unit Value Rights and DERs that have not vested shall be forfeited upon the termination a Participant’s employment with Anadarko and its Affiliates. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Award(s).
SECTION 7. Amendment and Termination.
     Except to the extent prohibited by applicable law:
     (a) Amendments to the Plan. Subject to Section 7(b) below, the Board or Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Unit Appreciation Rights, Unit Value Rights and DERs available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.
     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.
     (c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles materially affecting the financial statements of the Company, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, shall take any and all such action as necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan or an outstanding Award; provided, however, that such actions shall not reduce the benefits or potential benefits to be realized by a Participant without the express written consent of such Participant (unless such actions were specifically required by applicable law).
SECTION 8. General Provisions.
     (a) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution, other than a sale or disposition to the Company, Anadarko or any Affiliate.
     (b) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.
     (c) Tax Withholding. The Company shall withhold from any payments made to an Executive pursuant to an Award any applicable taxes payable in respect of the grant of the Award, the lapse of restrictions thereon, or any payment made under the Award and shall take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.
     (d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, Anadarko or any Affiliate.
     (e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas without regard to its conflict of laws principles.
     (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
     (g) Other Laws. The Committee may refuse to pay any consideration under an Award if, in its sole discretion, it determines that the payment of such consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which any applicable Company securities are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, if applicable.
     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.
     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
     (j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
     (k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
     (l) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause an Award granted under this Plan to constitute deferred compensation within the meaning of Section 409A. In the event an Award does constitute deferred compensation, the applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.
SECTION 9. Term of the Plan.
     The Plan shall be effective on the date of its approval by the Board and shall continue until the earlier of (a) the date terminated by the Board or Committee or (b) all Unit Appreciation Rights, Unit Value Rights and DERs available under the Plan have been paid to Participants. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, however, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed on December 19, 2008, to be effective as of April 2, 2008.

WESTERN GAS HOLDINGS, LLC

By:	/s/ Robert G. Gwin

Name:	Robert G. Gwin
Title:	President and Chief Executive Officer